EXHIBIT 5

Opinion Re:    Legality

Jackson L. Morris

Attorney at Law

3116 W. North A Street, Tampa, Florida 33609-1544

January 3, 2008

Board of Directors

Dynamic Response Group Response Group, Inc.

Suite 1400

4770 Biscayne Boulevard

Miami, Florida 33137

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

I am acting as special counsel for Dynamic Response Group Response Group, Inc., a Florida corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of the offer and sale of up to 5,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) which the Company intends to offer and sell to participants (as defined) in the Company’s “2008 Directors, Officers, Employees and Consultants Stock Compensation Plan” (the “Plan”). A Registration Statement on Form S-8 covering the Shares (the “Registration Statement”) is being filed under the Act with the Securities and Exchange Commission.

In rendering the opinion expressed herein, I have reviewed such matters of law as I have deemed necessary and have examined copies of such agreements, instruments, documents and records as I have deemed relevant. In rendering the opinions expressed herein, I have assumed the genuineness and authenticity of all documents examined by us and of all signatures thereon, the legal capacity of all natural persons executing such documents, the conformity to original documents of all documents submitted to us as certified or conformed copies or photocopies and the completeness and accuracy of the certificates of public officials which I have examined. I have made no independent factual investigation with regard to any such matters.

Based upon the foregoing and subject to the qualifications stated herein, it is my opinion that the Shares to be issued, when issued and delivered in accordance with the Plan, will be validly issued, fully paid and non-assessable. The opinion expressed herein is limited to matters involving the federal laws of the United States and to the corporate laws of the State of Florida, and I express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement. The opinion expressed herein is rendered solely for your benefit in connection with the transaction described herein. Except as otherwise provided herein, this opinion may not be used or relied upon by any person, nor may this letter or any copies thereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without my prior written consent.

Very truly yours

/s/ Jackson L. Morris
Jackson L. Morris